Exhibit 2.2

                                                              May 28, 2004


BY E-MAIL
---------
Edward Grushko, Esq.
c/o Counselors@AOL.COM
and c/o EdGrushko@AOL.Com

Mark Ross, Esq.
c/o MRoss@srssllp.com

James Turner, Esq.
c/o JTurner@srssllp.com


         RE:  Draft of Assumption Agreement
              -----------------------------


Gentlemen:

         I am e-mailing the final version of the Assumption Agreement.

         I am also e-mailing the Consent form with a May 28th date inserted.

         As I told James Turner earlier today, the title of the document is now the "Assumption Agreement." All reference to the document in the Stock Purchase Agreement should be as the "Assumption Agreement."

         The Alpha agreement will follow in short order.

                                                Very truly yours,


                                               /s/ Samuel J. Reiser

                                               Samuel J. Reiser

SJR:mc
Enclosure
cc:  Abraham Backenroth, Esq.
         c/o ABackenroth@BFKlaw.com

                              ASSUMPTION AGREEMENT
                              --------------------


         AGREEMENT, made as of May 28, 2004, by and among ALLEN HOLDING FINANCE, LTD., a Lichtenstein corporation, having an address at Beethovebstrasse 48, Postfach 2611, CH-8022 Zurich ("Allen Holdings"), BARBARA MITTMAN, an individual with an address at Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176 ("Collateral Agent"), MOONEY AIRPLANE COMPANY, INC., a Delaware corporation with an address at Louis Scherner Field, Kerrville, Texas 78028 ("Mooney Airplane") and MOONEY AEROSPACE GROUP, LTD., a Delaware Corporation with an address at Louis Scherner Field, Kerrville, Texas 78028 ("Mooney Group").

         WHEREAS, prior to the date hereof Mooney Group owned all of the issued and outstanding shares of capital stock of Mooney Airplane (the "Stock"); and

         WHEREAS, concurrently herewith, Mooney Group is selling and transferring to Allen Holding all of Mooney Group's right, title and interest in and to the Stock, subject to a separate Stock Purchase Agreement by and between Mooney Group and Allen Holdings being executed concurrently herewith and subject to the terms and conditions set forth below (the "Stock Sale"); and

         WHEREAS, the parties identified on Schedule "A" annexed hereto and made a part hereof (each, individually, a "Lender" and collectively, the "Lenders") have made loans to Mooney Airplane and Mooney Group (the "Loans"); and

         WHEREAS, to secure the Loans and all obligations arising under all agreements executed by Mooney Group and Mooney Airplane in connection with the Loans (collectively, the "Obligations"), Mooney Group pledged and granted to Collateral Agent, for the benefit of the Lenders, a first priority lien and security interest in the Stock; and

         WHEREAS, to further secure the Obligations, Mooney Airplane granted to Collateral Agent, for the benefit of the Lenders, a first priority lien and security interest in certain of Mooney Airplane's assets; and

         WHEREAS, in connection with the Loans and the pledge of the Stock and grant of security interest in certain assets (the Stock and the secured assets sometimes hereinafter referred to as the "Collateral"), certain subscription agreements, promissory notes (the "Notes"), stock pledge agreements (the "Pledge Agreements"), security agreements (the "Security Agreements") and other agreements were executed by and delivered to the appropriate parties (all such agreements hereinafter sometimes referred to as the "Loan Documents"); and

         WHEREAS, Collateral Agent has been designated as the agent of the Lenders pursuant to the terms of certain separate Collateral Agent Agreements made between Collateral Agent and each of the Lenders (the "Collateral Agent Agreements"), and in such capacity has certain rights and duties with regard to the Loans and all Collateral, including without limitation, the Stock; and

         WHEREAS, subparagraph 6.2 of the Pledge Agreement specifically prohibits Mooney Group from selling, transferring, assigning or pledging the Stock without the prior written consent of Collateral Agent; and

         WHEREAS, an Event of Default (as defined in the Loan Documents) has occurred and remains uncured; and

         WHEREAS, pursuant to the terms of the Collateral Agent Agreements, the approval of Lenders who hold not less than 65% of the outstanding secured Loans (a "Majority In Interest") is required to take certain actions under the Loan Documents; and

         WHEREAS, a Majority In Interest have authorized and instructed Collateral Agent to notice Mooney Airplane and Mooney Group of their default in payment of the Loans and to take any and all action deemed necessary by Collateral Agent including, but not limited to, taking possession and disposing of all Collateral (the "Authorization"); and

         WHEREAS, Collateral Agent deems it in the best interest of the Lenders to consent to the Stock Sale, subject to the terms and conditions set forth below;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Mooney Airplane and Mooney Group, jointly and severally, hereby (i) acknowledge and agree that (a) an Event of Default (as defined in the Loan Documents) has occurred and remains uncured and (b) the aggregate amount of the Loans due and outstanding as of the date hereof is equal to or greater than $21,109,894.27 (the "Default Amount") and (ii) irrevocably waive any and all defenses and counterclaims with regard to the Default Amount and against the Lenders and the Collateral Agent.

         2. Subject to the terms and conditions set forth below, and in reliance upon the Authorization, Collateral Agent hereby consents to the Stock Sale (the "Consent").

         3. The Stock shall be transferred to Allen Holding subject to the pledge of and security interest in the Stock granted to Collateral Agent pursuant to the Pledge Agreements, as amended and supplemented by this Agreement.

         4. In consideration of the Consent granted by Collateral Agent, Allen Holding hereby assumes and agrees to be jointly and severally liable together with Mooney Airplane for all of the Obligations, including without limitation the Default Amount, and agrees to pay each and every installment of the Loans, from time to time, as same become due. Notwithstanding the assumption by Allen Holding of liability for the Obligations and the Default Amount, Mooney Airplane shall remain jointly and severally liable together with Allen Holding for all of the Obligations and the Default Amount.

         5. In further consideration of the Consent granted by Collateral Agent, Allen Holding, Mooney Airplane and Mooney Group, jointly and severally, hereby agree to indemnify and hold Collateral Agent harmless from and against any and all claims, actions, suits, proceedings, demands, assessments (and the costs, losses, liabilities, damages or expenses, including reasonable attorneys' fees associated therewith) raised by the Lenders, Allen Holding, Mooney Airplane, Mooney Group and/or any other creditors of Mooney Airplane and/or Mooney Group arising out of or in connection with this Agreement, the Collateral, the Obligations and/or the Default Amount.

         6. Allen Holding hereby affirms and agrees to be bound by all of the Loan Documents, including without limitation, the Notes, the Pledge Agreements and the Security Agreements and agrees to be bound by all of their terms as if Allen Holding had originally executed all of the Loan Documents, subject to any amendments to the Loan Documents effectuated by this Agreement.

         7. In further consideration of the Consent granted by Collateral Agent, Allen Holding, Mooney Airplane and Mooney Group, jointly and severally, hereby waive all notice and grace periods under any and all of the Loan Documents.

         8. The Consent granted by Collateral Agent has been granted in reliance upon Allen Holding's representation and undertaking to deposit the sum of at least Four Million ($4,000,000.00) Dollars in a depository account of Mooney Company as an investment in Mooney Company (the "4,000,000 Investment") on or before thirty (30) days following the date hereof, i.e., on or before June 27, 2004 (the "Deadline"). In the event Allen Holding fails to deposit the entire $4,000,000 Investment in a Mooney Company depository account as an investment in Mooney Company on or before the Deadline, Collateral Agent shall have the option, in its sole discretion, to declare an "Event of Default." The declaration of an Event of Default by Collateral Agent pursuant to this Paragraph 8 shall be deemed an Event of Default under the Loan Documents and shall have the same effect and consequence as the occurrence of an Event of Default as defined under any of the Loan Documents.

         9. Supplementing and amending each of the Loan Documents, in the event Collateral Agent, determines in its sole discretion, for any reason whatsoever, that (i) the financial condition of Mooney Airplane and/or Mooney Group has deteriorated, (ii) the Collateral has been compromised or deteriorated in value or (iii) repayment of the Loans is in any way jeopardized, Collateral Agent shall have the option, in its sole discretion, to declare an "Event of Default." The declaration of an Event of Default by Collateral Agent pursuant to this Paragraph 9 shall be deemed an Event of Default under the Loan Documents and shall have the same effect and consequence as the occurrence of an Event of Default as defined under any of the Loan Documents.

         10. Supplementing and amending each of the Loan Documents, Allen Holding shall be prohibited from voting its shares in Mooney Airplane for, or in any other way causing, the issuance of additional capital stock or other equity in Mooney Airplane or the taking of any other act that causes the dilution of Allen Holding's one hundred (100%) percent equity interest in Mooney Airplane. In the event Allen Holding shall at any time for any reason own less than one hundred (100%) percent of all of the issued and outstanding capital stock and all other equity interest in Mooney Airplane, Collateral Agent shall have the option, in its sole discretion, to declare an "Event of Default." The declaration of an Event of Default by Collateral Agent pursuant to this Paragraph 10 shall be deemed an Event of Default under the Loan Documents and shall have the same effect and consequence as the occurrence of an Event of Default as defined under any of the Loan Documents.

         11. Supplementing and amending each of the Loan Documents, in the event an Event of Default as defined under any of the Loan Documents, as amended and supplemented by Paragraphs 8, 9 and 10 above, shall occur, Collateral Agent shall have the right to distribute any and all of the Stock and/or the Collateral to the Lenders pro rata to their Loan holdings without resort to a public or private sale or foreclosure.

         12. Supplementing and amending each of the Loan Documents, at any public or private sale of Collateral, a purchasing Lender may receive a credit against the purchase price for any asset being purchased by such Lender that is equal to such Lender's proportionate share of the net proceeds of the sale of the Collateral.

         13. Allen Holding hereby represents and warrants to Collateral Agent as follows: 13.1 Allen Holding is a corporation duly organized, validly existing and in good standing under the laws of Lichtenstein. Allen Holding has corporate power to enter into and consummate the transactions contemplated by this Agreement. All proceedings necessary to authorize delivery and performance of this Agreement have been properly taken and this Agreement is enforceable against Allen Holding in accordance with its terms.

                  13.2 The execution and delivery of this Agreement by Allen Holding does not, and the compliance with, the fulfillment of and the consummation of the transactions contemplated by this Agreement will not, violate or conflict with any provisions of the Articles of Incorporation or By-Laws of Allen Holding or result in a breach of, or constitute a default under, or result in the acceleration of any obligation under any agreement or instrument to which Allen Holding is a party or by which it is bound or violate any order, judgment, award or decree to which it is a party or to which Allen Holding is subject.

         14. Mooney Airplane hereby represents and warrants to Collateral Agent as follows:

                  14.1 Mooney Airplane has corporate power to enter into and consummate the transactions contemplated by this Agreement. All proceedings necessary to authorize delivery and performance of this Agreement have been properly taken and this Agreement is enforceable against Mooney Airplane in accordance with its terms.

                  14.2 The execution and delivery of this Agreement by Mooney Airplane does not, and the compliance with, the fulfillment of and the consummation of the transactions contemplated by this Agreement will not, violate or conflict with any provisions of the Articles of Incorporation or By-Laws of Mooney Airplane or result in a breach of, or constitute a default under, or result in the acceleration of any obligation under any agreement or instrument to which Mooney Airplane is a party or by which it is bound or violate any order, judgment, award or decree to which it is a party or to which Mooney Airplane is subject.

         15. Mooney Group hereby represents and warrants to Collateral Agent as follows:

                  15.1 Mooney Group has corporate power to enter into and consummate the transactions contemplated by this Agreement. All proceedings necessary to authorize delivery and performance of this Agreement have been properly taken and this Agreement is enforceable against Mooney Group in accordance with its terms.

                  15.2 The execution and delivery of this Agreement by Mooney Group does not, and the compliance with, the fulfillment of and the consummation of the transactions contemplated by this Agreement will not, violate or conflict with any provisions of the Articles of Incorporation or By-Laws of Mooney Group or result in a breach of, or constitute a default under, or result in the acceleration of any obligation under any agreement or instrument to which Mooney Group is a party or by which it is bound or violate any order, judgment, award or decree to which it is a party or to which Mooney Group is subject.

         16. This Agreement may be modified or amended only with the written consent of each party hereto.

         17. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any subsequent breach or condition.

         18. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses (or such others as shall be provided in writing hereinafter):

                  (a) If to Collateral Agent:

                           Barbara Mittman, Esq.
                           Grushkov & Mittman, P.C.
                           551 Fifth Avenue, Suite 1601
                           New York, New York 10176


                           With a copy to:

                           Horowitz & Reiser
                           30 Broad Street, 15th Floor
                           New York, New York 10004
                           Attn:  Samuel J. Reiser, Esq.
                           Facsimile:  212-269-4795


                  (b) If to Allen Holding:

                           Beethovebstrasse 48
                           Postfach 2611
                           CH-8022 Zurich
                           Facsimile:  011-41-442-000-910
                           Attn:  Francopis Morax, Director

                           With a copy to:

                           Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                           21st Floor
                           New York, New York 10018
                           Attn:  Marc Ross, Esq.
                           Facsimile:  212-930-9725

                  (c) If to Mooney Airplane or Mooney Group:

                           Louis Scherner Field
                           Kerrville, Texas 78028

                           With a copy to:

                           Jenkins & Gilchrist Parker Chapin, LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, New york 10174
                           Attn:  Martin Eric Weisberg, Esq.
                           Facsimile:  212-930-9725


         19. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective personal representatives, heirs, successors and permitted assigns.

         20. This Agreement shall be construed in accordance with the laws of the State of New York without reference to the conflicts of laws and rules thereof. Any legal action or proceeding against a party with respect to this Agreement may be brought in the Courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         21. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provisions which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable and the remaining, valid provisions shall remain of full force and effect.

         22. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original; but all of such counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Assumption Agreement effective as of the date first above written.


                                        ALLEN HOLDING FINANCE, LTD.




                                        By: /s/ Francois Morax
                                            -----------------------------
                                            Francois Morax, Director




                                        BARBARA MITTMAN


                                        MOONEY AIRPLANE COMPANY, INC.



                                        By:



                                        MOONEY AEROSPACE GROUP LTD.



                                        By:

                                      DRAFT
                                      -----



TO:Barbara R. Mittman - Collateral Agent
c/o Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, New York 10176


         Pursuant to various Collateral Agent Agreements entered into on or about December, 2002 through October, 2003, you were appointed as Collateral Agent to take action on behalf of the Secured Lenders upon the written instruction of sixty-five percent (65%) of the Lenders of outstanding Obligation (as defined in the Loan Documents).

         Therefore, you are hereby instructed as Collateral Agent to execute and deliver a certain Assumption and Modification Agreement, dated as of May 28, 2004, by and among Allen Holdings Finance, Ltd., you as Collateral Agent, Mooney Airplane Company, Inc. and Mooney Aerospace Group, Ltd., a copy of which is annexed hereto as Schedule ("A") (the "Assumption and Modification Agreement").

         The execution by you as Collateral Agent of the Assumption and Modification Agreement shall be deemed an act taken by you as Collateral Agent in furtherance of your duties and obligations under the Collateral Agent Agreements and subject to such releases of liability and indemnifications as are provided therein.